UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 20, 2008

MARCO COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
Of incorporation)		Identification No.)

1770 San Marco Road, Marco Island, FL		34145
(address of principal executive offices)		(Zip Code)

Registrant’s telephone number: (239) 389-5200

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. Unregistered Sales of Equity Securities
ITEM 8.01. Other Events

On November 20, 2008, Marco Community Bancorp, Inc. (the “Company”) commenced a private placement offering of units of its Series C Preferred Stock (“Preferred Stock”) and warrants to purchase common stock (“Warrants”). To date, the Company has accepted subscriptions totaling $1,005,000, including from the following directors of the Company and of Marco Community Bank (“Bank”): Richard Storm, Jr., Richard E. Storm, Joel Cox, John Cofer, John McGowan, Timothy Truesdell, Thomas Michesson, Anthony Iannotta, Robert Marks and Brooks Wood. In response to this participation, Company Chairman Richard Storm, Jr. stated “I am very pleased with the strong support that these directors are showing for the Company.”

The offering price per unit has been $7,500 and the Company is offering 750 units for a total aggregate offering price of $5,625,000. Each unit is comprised of: (i) one share of Preferred Stock, which is convertible into 2,000 shares of common stock; and (ii) one Warrant to purchase 2,000 shares of common stock.

The Preferred Stock has no voting rights, but does have a liquidation preference value of $7,500 per share. Semiannual cash dividends of $157.50 per share are payable in arrears and are not cumulative or payable at any time when the Bank would not be considered “well capitalized” or “adequately capitalized” after payment of such dividends. At the Company’s discretion, on any dividend payment date occurring after December 31, 2010, the Company will convert the Preferred Stock into shares of common stock at a rate of 2,000 shares of common stock for every one share of Preferred Stock; provided, however, that the Company may also convert the Preferred Stock upon any event resulting in a change in control. Additionally, each holder of shares of Preferred Stock may convert its shares of Preferred Stock at any time.

Each Warrant entitles its holder to purchase 2,000 shares of common stock at anytime until December 31, 2011. In addition, the Company may extend the term of the Warrants for up to one additional year. Until December 31, 2009, the exercise price is $3.75 per share of common stock; in 2010, the exercise price will be $4.50 per share of common stock; and in 2011 (and in 2012, if the term is extended), the exercise price will be $5.25 per share of common stock. The Warrants are not transferable and the Company may call them at any time after December 31, 2009, subject to the foregoing exercise prices.

In early November, the Bank relocated its Loan Operations Department from the Company’s main office to a Bank-owned location on Park Avenue in Marco Island. This facility is within one-half mile from the main office. The management of the Company and of the Bank continues to focus on improving their performance through revitalizing and building the Bank’s lending department and originations.

The shares of Preferred Stock and Warrants sold in the offering were sold to accredited investors only and issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and are “restricted securities.” No underwriter or sales agent was utilized, and no commissions were paid or discounts granted, in the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)
Date: November 20, 2008

/s/ Richard Storm, Jr.
Chairman of the Board of Directors and
Chief Executive Officer